EXHIBIT 2


                       SHARE PURCHASE & EXCHANGE AGREEMENT

             THIS AGREEMENT made as of the 18th day of August, 1995

B E T W E E N:

                              ALL OF THE SHAREHOLDERS OF J.J.A.M.P.
                              TREASURY INTERNATIONAL CORP., a
                              corporatiON subject to the laws of
                              Canada,

                              (hereinafter called the "Vendors")

                                                OF THE FIRST PART,

                              -and-

                              J.J.A.M.P. TREAsURy INTERNATIONAL CORP., a corporation subject to the laws of Canada, (hereinafter called the
                              "Corporation")

                                                OF THE SECOND PART,

                              - and -


                              TREASURY INTERNATIONAL, INC., a
                              corporation subject to the laws of the
                              State of Delaware,

                              (hereinafter called the "Purchaser")

                                                OF THE THIRD PART.

     WHEREAS the Vendors are prepared to sell, and the Purchaser is prepared to purchase, the Purchased Shares, as later defined, on the terms and subject to the conditions hereinafter set forth;

     NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements hereinafter contained, the amount of two dollars ($2.00) in lawful money of the United States now paid by each party hereto to each of the other parties hereto and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, it is agreed by and among the parties hereto as follows:


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                                   ARTICLE ONE

                                   DEFINITIONS

Section 1.01 Definitions: In this agreement unless there is something in the subject matter or context inconsistent therewith, the following capitalized words and terms shall have the following meanings:

     (a) "Encumbrance" means and includes mortgages, charges, pledges, security interests, liens, encumbrances, actions, claims, demands and equities of any nature whatsoever or howsoever arising;

     (b) "Person" means and includes any individual, corporation partnership, firm, joint venture, syndicate, association, trust, government, governmental agency or board or commission or authority, incorporated association, incorporated syndication, incorporated organization and other form of entity or organization; and

     (c) Purchased Shares" means 40,119,060 common shares of the Corporation, being all of the issued and outstanding shares of the Corporation, and which have been issued as fully paid and non-assessable shares to the Vendors according to the shareholders' list of the Corporation, and corresponding share certificates, annexed hereto as Schedule "A".

                                   ARTICLE TWO

                                PURCHASE AND SALE
                             OF THE PURCHASED SHARES

Section 2.01 Purchase and Sale: On the terms and subject to the conditions herein contained, the Vendors hereby covenant and agree to sell, assign and transfer the Purchased Shares to the Purchaser, and the Purchaser hereby covenants and agrees to purchase the Purchased Shares from the Vendors, for the purchase price stipulated in Section 2.02 hereof.

Section 2.02 Purchase Price: The Purchaser shall pay to each of the Vendors one
(1) common share in the capital of the Purchaser in exchange for five (5) common shares of the Corporation held by such Vendor. Fractions of shares, if any, resulting from said share exchange shall be rounded up to the next whole share. The aggregate purchase price to all of the Vendors for the Purchased Shares shall be eight million twenty three thousand eight hundred twelve (8,023,812) common shares of the Purchaser. The said common shares of the Purchaser to be paid to the Vendors have not been registered under the Securities Act of 1933 (the "Act") and are


                                       (4)

"restricted securities" as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold or otherwise transferred for a period of two (2) years, except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Corporation.

                                  ARTICLE THREE

                   REPRESENTATIONS, WARRANTIES AND COVENANTS
                                 OF THE VENDORS

Section 3.01 Representations, Warranties and Covenants: The Vendors hereby represent, warrant and covenant, as the case may be, to the Purchaser and confirm that the Purchaser is relying upon the accuracy of each and every one of such representations and warranties and upon the performance of each and every one of such covenants in connection with the purchase of the Purchased Shares:

(a) Right, Power and Authority of the Vendors to Sell the Purchased Shares: Each of the Vendors has good right, full power and absolute authority to sell, assign and transfer their respective Purchased Shares to the Purchaser in the manner contemplated herein.

(b) Non-existence of Agreements to Dispose of or Issue Shares of the
Corporation: No Person has any agreement, option, understanding or commitment, or any right or privilege, whether by law, pre-emptive or contractual, capable of becoming an agreement, option or commitment, including convertible securities, warrants or convertible obligations of any nature, for:

     (i) the purchase, subscription, allotment or issuance of, or conversion into, any of the unissued shares in the capital of the Corporation or any securities of the Corporation; or

     (ii) the purchase from the Vendors of any of the Purchased Shares.

(c) Approval of Third Parties: The Vendors are not under any obligation, contractual or otherwise, to request or obtain the consent of any person, other than the Corporation, to any of the transactions contemplated herein or any part thereof or to the sale, transfer, assignment or delivery of any of the Purchased Shares.

(d) Ownership of Purchased Shares: At Closing, each of the Vendors will own as a shareholder of record and as a beneficial owner with a good and marketable title thereto free and clear of any and all Encumbrances their respective issued number of the


                                       (5)

Purchased Shares, according to the shareholders' list of the Corporation annexed hereto as Schedule "A".

(e) Restricted Shares of Purchaser to be paid to Vendors: Each of the Vendors hereby acknowledges and represents that he/she has been informed that the common shares of the Purchaser to be paid to each of Vendors for the Purchased Shares are restricted shares as further described in Section 2.02 above.

                                  ARTICLE FOUR

                   REPRESENTATIONS, WARRANTIES AND COVENANTS
                                OF THE PURCHASER

Section 4.01 Representations, Warranties and Covenants: The Purchaser hereby represents, warrants and covenants, as the case may be, to the Vendors and confirms that the Vendors are relying upon the accuracy of each and every one of such representations and warranties and upon the performance of each and every one of such covenants in connection with the sale of the Purchased Shares:

(a) Capital of the Purchaser: The authorized capital of the Purchaser consists of 20,000,000 common shares, of which three (3) common shares are issued and outstanding.

(b) Corporation in Good Standing: The Purchaser is duly organized and validly subsisting in good standing under the laws of the State of Delaware and has the full corporate power to conduct its business as such business is now being conducted.

(c) No Claims: There are no claims, actions, suits, judgments or proceedings pending against or affecting the Purchaser which will or may have a material adverse effect on the Purchaser nor does the Purchaser know of any reasonable grounds for the basis of any such claims, actions, suits, judgments or proceedings.

                                  ARTICLE FIVE

                   REPRESENTATIONS, WARRANTIES AND COVENANTS
                               OF THE CORPORATION

Section 5.01 Material changes since Audited Financial Statements dated July 321, 1996: The Corporation represents and warrants that there have been no material changes with respect to its operations from and including August 1, 1995 to and including August 18, 1995.

Section 5.02 Number of Purchased Shares: The issued and outstanding common shares of the Corporation represent all of the issued and outstanding shares of the Corporation.


                                       (6)
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                                   ARTICLE SIX

                       SATISFACTION OF THE PURCHASE PRICE

Section 6.01 Satisfaction of the Purchase Price: The parties hereto acknowledge that the purchase price for the Purchased Shares provided for in Section 2.02 hereof has been satisfied by the delivery by the Purchaser to the Vendors of common shares of the Purchaser on a pro-rata basis of one common share of the Purchaser for every five (5) common shares of the Corporation.

                                  ARTICLE SEVEN

                                     CLOSING

Section 7.01 Closings, Arrangements: Subject to the terms and conditions hereof, the transaction contemplated in Article Two hereof shall be completed and closed on August 18, 1995, at the Head Office of the Corporation at 1181 Finch Avenue West, Unit 21, North York, Ontario, Canada M3J 2V8 at 16.00 p.m..

Section 7.02 Share Exchange: Upon Closing or as soon thereafter as practicable, the Purchaser shall receive a single share certificate for 40,119,060 common shares of the Corporation, being all of the issued and outstanding shares of the Corporation, together with all of the cancelled common share certificates owned by the Vendors, and each of the Vendors shall receive their pro-rata number of common shares of the Purchaser on a basis of one (1) common share of the Purchaser for five common shares of the Corporation, for a total of 8,023,812 common shares of the Purchaser.

                                  ARTICLE EIGHT

                                  MISCELLANEOUS

Section 8.01 Further Assurances: Each of the Vendors hereby covenants and agrees that at any time and from time to time after the closing of the transaction contemplated herein, each of the Vendors will, upon the request of the Purchaser, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better carrying out and performance of all the terms of this agreement.

Section 8.02 Time: Time shall be of the essence of this agreement.


                                       (7)
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Section 8.03 Titles: The titles to the articles, sections and certain other provisions hereof have been inserted for ease of reference only and shall not affect the construction or the interpretation of this agreement.

Section 8.04 Governing Law: This agreement shall be deemed to have been made in, and shall be governed by, and be construed in accordance with the laws of the State of Delaware.

Section 8.05 Successors and Assigns: This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein express, or implied is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this agreement as of the date first indicated above.

THE SHAREHOLDERS OF J.J.A.M.P. TREASURY INTERNATIONAL CORP.:


/s/ James Halioua


/s/ Albert Halioua                        /s/ Anna Halioua


/s/ Armand Bensimon                       /s/ Esther Bensimon


/s/ Lucy Bensimon                         /s/ Kitty Bahar


/s/ Mark Halioua                          /s/ Madelaine Halioua


/s/ Sam Oziel                             /s/ Renee Oziel


/s/ Robert Abourmad                       /s/ Nancy Abourmad


/s/ Howard Halpern                        /s/ Mary Halpern


/s/ Ralph Ohayon                          /s/ Vicki Ohayon


/s/ Nathalie Halioua                      /s/ Nathalie Bensimon


                                       (8)

/s/ David Bensimon                        /s/ Jack Benchetrit


/s/ Lucy Benchetrit                       /s/ Ari Benchetrit


/s/ Karen Benchetrit                      /s/ Albert Afriat


/s/ Sylvia Afriat                         /s/ Stan Afriat


/s/ Jason Afriat                          /s/ Mercedes Bensimon


/s/ Warren Essebag                        /s/ David Bensimon


/s/ Estrella Bensimon                     /s/ Simon Sabbah


/s/ Ruth Sabbah                           /s/ Sandy Sabbah


/s/ Jennifer Sabbah                       /s/ Haim Edery


/s/ Lilian Edery                          /s/ Elie Edery


/s/ Jeffrey Mechali                       /s/ Jeffrey Benchluch


/s/ Sandy Zisckind                        /s/ Brett Sammeroff


/s/ Ernie Fabrikis                        /s/ Lorraine Fabrikis


/s/ Cindy Pandolh                         /s/ Jimmy Suissa


/s/ Moknis Dadoun                         /s/ Claudio Pandolh


/s/ Carmen Pandolh                        /s/ Jeffrey Essebag


                                       (9)
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J.J.A.M.P. TREASURY INTERNATIONAL CORP.:


Per:  /s/ James Hal, President & CEO


Per:  /s/ Robert Abourmad, Director



TREASURY INTERNATIONAL, INC.

Per:  /s/ James Hal, President & CEO


Per:  /s/ Robert Abourmad, Director


                                      (10)